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TABLE OF CONTENTS Prospectus Supplement

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-152311

PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 24, 2008)

12,000,000 Shares
Common Stock

        We are offering 12,000,000 shares of our common stock, no par value.

        Our common stock trades on the NYSE Amex LLC under the symbol "KOG."

        An investment in our common stock involves a high degree of risk. You should carefully consider the information under the heading "Risk Factors" beginning on page S-2 of this prospectus supplement and in the accompanying prospectus and the documents incorporated by reference herein before investing in our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$2.20	$26,400,000
Underwriting Discount	$0.11	$1,320,000
Proceeds to Kodiak Oil & Gas Corp. (before expenses)	$2.09	$25,080,000

        We have granted the underwriters a 30-day option to purchase up to 1,800,000 additional shares of our common stock at the same price per share. If the underwriters exercise the option in full, the total underwriting discount will be $1,518,000 and the total proceeds to us before expenses will be $28,842,000.

        We have retained KeyBanc Capital Markets and Thomas Weisel Partners LLC to act as underwriters in connection with this offering.

        It is currently anticipated that the closing date of the offering will be on or about October 30, 2009.

KeyBanc Capital Markets

Thomas Weisel Partners LLC

The date of this prospectus supplement is October 27, 2009

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus is accurate only as of the date of those respective documents. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement and of the accompanying prospectus entitled "Incorporation of Information by Reference."

        Market data and industry statistics used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein are based on independent industry publications, reports by market research firms and other published independent sources. Some data and other information is also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. Although we believe these sources are credible, we have not independently verified the data or information obtained from these sources. Accordingly, investors should not place undue reliance on this information. By including such market data and information, we do not undertake a duty to update or provide that data in the future.

Prospectus Supplement

i

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of our common stock. If the information about the common stock offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Unless otherwise indicated, this prospectus supplement assumes no exercise of the underwriters' over-allotment option to purchase additional shares.

ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our historical consolidated financial statements and the notes to those financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should also carefully consider the matters discussed under "Risk Factors" in this prospectus supplement, in the accompanying prospectus, in our most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2008 and in our most recently filed quarterly report on Form 10-Q for the quarter ended June 30, 2009, which is incorporated by reference in this prospectus supplement.

        In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, the terms "Kodiak Oil & Gas," "Kodiak," "the Company," "we," "us" and "our" refer to Kodiak Oil & Gas Corp. and its consolidated subsidiary.

        Our functional currency is the United States dollar. All references to "dollars" or "$" in this prospectus supplement and the accompanying prospectus refer to United States or U.S. dollars unless specific reference is made to a different currency.

The Offering

Common stock being offered by us	12,000,000 shares
Common stock outstanding prior to this offering(1)	104,979,931 shares
Common stock to be outstanding after this offering(1)	116,979,931 shares
NYSE Amex LLC Symbol	KOG
Use of proceeds	We estimate that the net proceeds from this offering will be approximately $24.9 million after payment of underwriting discounts, commissions and our estimated offering expenses.

We intend to use the net proceeds of this offering for our working capital needs, funding capital expenditures for drilling and development, principally in the Bakken play located on the Fort Berthold Indian Reservation in North Dakota, and financing the potential acquisition of oil and gas properties.
Risk Factors
An investment in our common stock involves significant risks. Before making a decision to buy shares of our common stock, you should carefully consider the matters discussed under "Risk Factors" immediately following this prospectus supplement summary, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended June 30, 2009.

(1)
Excludes shares of common stock that may be issued upon the exercise of outstanding stock options and shares of common stock reserved for issuance under the Company's 2007 Stock Incentive Plan.

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters do not exercise their over-allotment option.

RISK FACTORS

        Investing in our common stock is highly speculative and involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in the accompanying prospectus, our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended June 30, 2009, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. As a result, the trading price of our securities could decline, and you might lose all or part of your investment.

Our current working capital, together with cash generated from anticipated production, will not be sufficient to support all our planned exploration opportunities beyond early 2010.

        Our current working capital, together with cash generated from anticipated production, is only expected to be sufficient to support our currently anticipated exploration opportunities through early 2010. If the offering contemplated hereby closes as expected, we anticipate that the resulting net proceeds of $24.9 million, together with cash generated from anticipated production, would be sufficient to support our planned oil and natural gas exploration program through the end of 2010. If the proposed offering were not to close or were to result in lower net proceeds than expected, or if we realize lower than expected cash from production, either due to lower than anticipated production levels or a decline in commodity prices from recent levels, we would need to curtail our planned exploration activity or seek alternative sources of capital, including by means of entering into joint ventures with other exploration and production companies, sales of interests in certain of our properties or by undertaking additional financing activities, which may not be available in amounts or on terms acceptable to us, if at all.

We have historically incurred losses and expect to incur additional losses in the future. It is difficult for us to forecast if or when we will achieve profitability.

        We have historically incurred losses from operations during our history in the oil and natural gas business. As of December 31, 2008 and June 30, 2009, we had a cumulative deficit of $103.3 million and $105.5 million, respectively. While we have developed some of our properties, most of our properties are in the exploration stage and to date we have established a limited volume of proved reserves on our properties. To become profitable, we would need to be successful in our acquisition, exploration, development and production activities, all of which are subject to many risks beyond our control. We cannot assure you that we will successfully implement our business plan or that we will achieve commercial profitability in the future. Even if we become profitable, we cannot assure you that our profitability will be sustainable or increase on a periodic basis. In addition, should we be unable to continue as a going concern, realization of assets and settlement of liabilities in other than the normal course of business may be at amounts significantly different from those in the financial statements included in the Company's December 31, 2008 Form 10-K and the Company's June 30, 2009 Form 10-Q, which are incorporated herein by reference. Finally, due to our limited history in the oil and natural gas business, we have limited historical financial and operating information available to help you evaluate our performance or an investment in our common stock.

We have limited control over activities in properties we do not operate, which could reduce our production and revenues and affect the timing and amounts of capital requirements.

        We do not operate all of the properties in which we have an interest. As of December 31, 2008 and June 30, 2009, we owned a non-operating interest in 10 producing wells in the Vermillion Basin and may acquire non-operating interests in additional wells in the future. As a result, we may have a limited ability to exercise influence over normal operating procedures, expenditures or future development of underlying properties and their associated costs. For all of the properties that are operated by others, we are dependent on their decision-making with respect to day-to-day operations over which we have little control. The failure of an operator of wells in which we have an interest to adequately perform operations, or an operator's breach of applicable agreements, could reduce production and revenues we receive from that well. The success and timing of our drilling and development activities on properties operated by others depend upon a number of factors outside of our control, including:

  •
  timing and amount of capital expenditures;

  •
  expertise and financial resources; and

  •
  inclusion of other participants.

Our management has broad discretion over the use of the net proceeds from this offering, and you may not agree with how they use them.

        Our management has broad discretion over the use of the net proceeds we receive in this offering. Because the proceeds are not required to be allocated to any specific purpose, investment or transaction, you cannot determine the value or propriety of our management's application of the proceeds on our behalf. See "Use of Proceeds" for a more detailed description of how management currently plans to apply the proceeds of this offering.

Purchasers in this offering will experience immediate dilution.

        If you purchase shares of our common stock in this offering, you will pay more for your shares than the per share book value as of June 30, 2009. As a result, the value of your investment based on the net tangible book value per share of our common stock will be less than what it would have been had you and all of the existing stockholders paid the same amount per share of common stock as you will pay in this offering. The net tangible book value dilution to new investors in this offering will be $1.65 per share at a public offering price of $2.20 per share. The exercise of outstanding options into common stock may result in further dilution to your investment in our common stock. See "Dilution" for a more complete description of how the value of your investment in our common stock will be diluted upon completion of this offering.

RECENT DEVELOPMENTS

        We recently completed two additional Bakken shale oil wells and other drilling operations in the southeastern portion of our acreage block on the Fort Berthold Indian Reservation, in Dunn County, North Dakota.

Completion Activities

        Our Charging Eagle CE #1-22-10H well, a 9,949 foot horizontal lateral, was recently successfully completed in 15 stages. The well recorded initial 24-hour production rates of 1,187 barrels of oil per day and 606 thousand cubic feet of natural gas per day, or 1,288 barrels of oil equivalent per day. We operate the CE #1-22-10H well with a 55% working interest and a 45% net revenue interest.

        The CE #1-22-23H well, a shorter 6,620 foot horizontal lateral, was recently successfully completed in 13 stages. The well recorded initial 24-hour production rates of 769 barrels of oil per day and 452 thousand cubic feet of natural gas per day, or 845 barrels of oil equivalent per day. We operate the CE #1-22-23H well with a 60% working interest and a 50% net revenue interest.

Drilling Operations

Twin Buttes Federal Unit, Charging Eagle and Tall Bear Areas

        Our Tall Bear #16-15-16H well reached total measured depth of 19,800 feet in mid-October 2009 with a 9,442 foot horizontal lateral in the Middle Bakken member. We continued to improve our drilling operation efficiencies, reaching total depth with liner installation in 25 days. We operate the TB #16-15-16H well with a 60% working interest and a 50% net revenue interest. The well is located approximately five miles east of our wells on the Charging Eagle prospect and is scheduled for a 19-stage fracture stimulation completion for later in the fourth quarter of 2009. The TB #16-15-16H well is the third and final well that will be drilled within the Twin Buttes Federal Unit in 2009.

Moccasin Creek

        We recently completed drilling pad construction in the Moccasin Creek area in the southwestern portion of our Fort Berthold leasehold. We intend to spud our tenth well on the Fort Berthold Indian Reservation, the MC #16-3-11H well, in the near term. The well is intended to test the productive potential of the Bakken shale with an approximate 4,637 foot horizontal lateral well bore design drilled on a 320-acre spacing unit. We operate the MC #16-3-11H well with a 60% working interest and a 49% net revenue interest. This is the third well drilled under an exploration agreement reached during the fourth quarter 2008 whereby we will pay 20% of the completed well costs for our 60% working interest.

        Upon reaching total depth on the MC #16-3-11H well, we intend to skid the rig and spud the MC #16-3H well utilizing the same pad. We operate the well with a 60% working interest and a 49% net revenue interest. The MC #16-3H well is also expected be drilled on a 320-acre spacing unit with an approximate 4,111 foot lateral.

        The following table summarizes the our 2009 drilling and completion activities on the Fort Berthold Indian Reservation:

Longer Laterals (8,000'—10,000')

Well	Working Interest/ Net Revenue Interest (%)	Days to Total Depth*	Lateral Length	Completion Date	Number of Frac Stages	IP 24-Hour Test (BOE/d)	First 30 Days BOE Production	Status
TSB #16-8-7H	37.5/30.5	28	8,995'	06/07/2009	15	1,856	23,874	Flowing Well
TSB #14-33-28H	50/41	31	8,313'	08/03/2009	15	1,492	21,400	Flowing Well
CE #1-22-10H	55/45	32	9,949'	10/18/2009	15	1,288	—	Flowing Well
TB #16-15-16H	60/50	25	9,442'	Est. Q409	19	—	—	**

Shorter Laterals (4,000'—7,000')

Well	Working Interest/ Net Revenue Interest (%)	Days to Total Depth*	Lateral Length	Completion Date	Number of Frac Stages	IP 24-Hour Test (BOE/d)	First 30 Days BOE Production	Status
MC #16-34-2H	60/49	41	4,169'	04/23/2009	8	711	9,155	Flowing Well
MC #16-34H	60/49	36	4,150'	05/04/2009	5	1,394	14,720	Flowing Well
TSB #16-8-16H	50/41	31	4,465'	06/18/2009	5	811	12,758	Flowing Well
TSB #14-33-6H	50/41	26	4,163'	08/24/2009	6	978	13,608	Flowing Well
CE #1-22-23H	60/50	19	6,620'	10/18/2009	13	845	—	Flowing Well
MC #16-3-11H	60/49	—	Approx. 4,700'	—	—	—	—	Spud Oct. 2009
MC#16-3H	60/49	—	Approx. 4,100'	—	—	—	—	Spud Q409

*
Includes installation of liner in the hole

**
Fracture stimulation scheduled for fourth quarter 2009

        We intend to use the proceeds from this offering primarily to fund the exploration and development of our acreage within the Fort Berthold Indian Reservation in Dunn County, North Dakota. We currently have 16 well bore permits (eight drilling pads) approved by the Bureau of Indians Affairs and the Bureau of Land Management, including the two Moccasin Creek wells, which are expected to be spud in 2009. With these permits, we intend to develop a 2010 drilling program of ten to twelve gross wells, or five to six net wells, utilizing our existing drilling rig. Additionally, we have been advised by our joint venture partners that exploration efforts on the non-operated portion of our leasehold are expected to begin in the second quarter of 2010. If our joint venture partners commence drilling activity in 2010, we anticipate that we might participate in as many as 17 to 20 gross wells, or approximately 9 to 11 net wells, during 2010. Over the next several months, after we complete the analysis of oil and gas production from the recently completed Charging Eagle wells and the Tall Bear well that has been drilled but not completed, we will consider a second Kodiak-operated rig to develop the Twin Buttes Federal Unit. The Twin Buttes Federal Unit is geographically separated from our northwestern and western core operating areas by the Little Missouri River making rig mobilizations and demobilizations more capital intensive.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, or the "Exchange Act," and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC in Washington, D.C. (100 F Street N.E., Washington, D.C. 20549). Copies of such materials can be obtained from the SEC's public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330. Additionally, the SEC maintains a website (http://www.sec.gov) that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. You may also inspect the documents described herein at our principal executive offices, 1625 Broadway, Suite 250, Denver, Colorado, 80202, during normal business hours.

        In addition, we are subject to the filing requirements prescribed by the securities legislation of certain Canadian provinces or territories. You are invited to read and copy any reports, statements or other information that we file with the Canadian provincial securities commissions or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval at http://www.sedar.com, which is commonly known by the acronym "SEDAR," the Canadian equivalent of the SEC's EDGAR system.

        Information about us is also available at our website at http://www.kodiakog.com. However, the information on our website is not, and should not be considered, a part of this prospectus supplement and is not incorporated by reference into this prospectus supplement.

INCORPORATION OF INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus supplement the information that we file with the SEC, which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information we file later with the SEC will automatically update and supercede information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act but prior to the termination of any offering of securities made by this prospectus supplement:

  •
  Our annual report on Form 10-K, as amended, for the year ended December 31, 2008;

  •
  Our quarterly report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

  •
  Our current reports on Form 8-K filed on March 12, 2009, May 7, 2009, May 15, 2009 and September 17, 2009;

  •
  The description of our common stock contained on Form 8-A that was filed with the SEC on June 20, 2006; and

  •
  All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and before the date that the offering of securities by means of this prospectus supplement is terminated.

        Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates). Written or oral requests for copies should be directed to Kodiak Oil & Gas Corp., Attn: Lynn A. Peterson, 1625 Broadway, Suite 250, Denver, Colorado 80202, telephone number (303) 592-8075. See the section of this prospectus supplement entitled "Where You Can Find More Information" for information concerning how to read and obtain copies of materials that we file with the SEC at the SEC's Public Reference Room.

        Any statement incorporated or deemed to be incorporated by reference shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $24.9 million, after deducting underwriters' discounts, commissions and our estimated offering expenses. If the underwriters exercise their option to purchase additional shares in full, we estimate that we will receive net proceeds of approximately $28.6 million. We intend to use the net proceeds of this offering for:

  •
  our working capital needs;

  •
  funding capital expenditures for drilling and development, principally in the Bakken play located on the Fort Berthold Indian Reservation in North Dakota; and

  •
  financing the potential acquisition of oil and gas properties.

Pending application, we may temporarily invest the net proceeds that we receive from this offering.

DILUTION

        Purchasers of shares of our common stock in this offering will suffer an immediate and substantial dilution in net tangible book value per share. Net tangible book value per share represents the amount of our total tangible assets, reduced by the amount of total liabilities, divided by the number of outstanding shares of common stock. Our net tangible book value as of June 30, 2009 was approximately $39.3 million, or $0.37 per outstanding share of common stock. After giving effect to the sale of the shares of common stock pursuant to this offering and the application of the net proceeds therefrom at a public offering price of $2.20 per share, our net tangible book value as of June 30, 2009 would have been approximately $64.2 million, or $0.55 per share. This represents an immediate increase in net tangible book value of $0.17 per share to existing shareholders and an immediate dilution of $1.65 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share	$2.20
Net tangible book value per share as of June 30, 2009(1)	$0.37
Increase in net tangible book value per share attributable to new investors(2)	$0.17
Adjusted net tangible book value per share after this offering	$0.55
Dilution per share to new investors	$1.65

(1)
The Company has no intangible assets or goodwill included on its balance sheet. Net tangible book value per share represents net tangible book value of $39,299,719 divided by 104,729,431 shares of our common stock outstanding at June 30, 2009, as reported in the Company's Form 10-Q for the quarter ended June 30, 2009.

(2)
Based on estimated net proceeds of the offering of $24,880,000.

        The data in the table above does not give any effect to the underwriters' option to purchase up to 1,800,000 additional shares of our common stock, the exercise of outstanding stock options and shares of common stock reserved for issuance under the Company's 2007 Stock Incentive Plan.

 CAPITALIZATION

        The following table shows our cash and cash equivalents and capitalization as of June 30, 2009 on an actual and as adjusted basis after giving effect to this offering at a public offering price of $2.20 per share and the application of the estimated net proceeds thereof. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited interim condensed consolidated financial statements, as of and for the six months ended June 30, 2009, including the related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Incorporation of Information by Reference" in this prospectus supplement.

	As of June 30, 2009
	Actual	As Adjusted
	(unaudited)
Cash and cash equivalents	$3,821,907	$28,701,907
Total debt	0	0
Shareholders' equity:
Common stock, no par value, unlimited authorized; 104,729,431 shares issued and outstanding; 116,729,431 shares issued and outstanding, as adjusted	144,765,100	169,645,100
Accumulated deficit	(105,465,381)	(105,465,381)

Total shareholders' equity	39,299,719	64,179,719

Total capitalization	$39,299,719	$64,179,719

DIVIDEND POLICY

        We have never paid any cash dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time.

 PRICE RANGE OF OUR COMMON STOCK

        On October 23, 2009, we had 104,979,931 shares of common stock outstanding and there were 64 holders of record of our common stock. Our common stock is listed on the NYSE Amex LLC, or NYSE Amex, under the symbol "KOG."

        Our common stock has been listed and posted for trading on the NYSE Amex since June 21, 2006. The closing price of our common stock on October 26, 2009, as reported on the NYSE Amex, was $2.28 per share. The following table shows the high and low intraday sales prices of shares of our common stock for the periods indicated:

	High	Low
2006
Second Quarter (from June 21, 2006)	4.06	3.32
Third Quarter	4.65	3.17
Fourth Quarter	4.60	3.08
2007
First Quarter	5.79	3.57
Second Quarter	6.81	4.75
Third Quarter	5.85	3.10
Fourth Quarter	3.60	1.54
2008
First Quarter	2.63	1.56
Second Quarter	5.50	1.57
Third Quarter	4.84	1.11
Fourth Quarter	1.55	0.29
2009
First Quarter	0.58	0.16
Second Quarter	1.49	0.33
Third Quarter	2.89	0.70
Fourth Quarter (through October 26, 2009)	2.78	2.11

 PLAN OF DISTRIBUTION

        Subject to the terms and conditions set forth in an underwriting agreement by and among KeyBanc Capital Markets Inc., as representative for the underwriters named in such agreement, and us, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the number of common shares set forth opposite its name in the table below.

Underwriter	Number of Shares
KeyBanc Capital Markets Inc.	9,000,000
Thomas Weisel Partners LLC	3,000,000
Total	12,000,000

        Under the terms of the underwriting agreement, the underwriters are committed to purchase all of these shares if any shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make as a result of those liabilities.

        The underwriting agreement provides that the underwriters' obligations to purchase the common stock depends on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

        The underwriters propose to offer our common stock directly to the public at the public offering price set forth on the cover of this prospectus. If all of the shares are not sold at the public offering price, the representatives of the underwriters may change the public offering price and the other selling terms.

        We have granted the underwriters an option to purchase up to 1,800,000 additional shares from us at the public offering price less the underwriting discount. The underwriters may exercise the option during a period of 30 days after the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common shares proportionate to that underwriter's initial amount purchased reflected in the above table.

        The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

	Per Share	Total Without Option Exercised	Total With Option Exercised
Public offering price	$2.20	$26,400,000	$30,360,000
Underwriting discount payable by us(1)	$0.11	$1,320,000	$1,518,000
Proceeds (before expenses) to us	$2.09	$25,080,000	$28,842,000

(1)
The underwriting discount is 5.0%, or $0.11 per share.

        We estimate that the total expenses related to this offering payable by us, excluding underwriting discounts and commissions, will be approximately $200,000.

        We and our executive officers and directors have agreed with the underwriters, for a period of 90 days after the date of this prospectus, subject to certain exceptions, not to offer, sell, hedge or otherwise dispose of any common stock or any securities convertible into or exchangeable for common stock, without the prior written consent of KeyBanc Capital Markets Inc. As of September 30, 2009, 11,550,000 shares of common stock were beneficially owned by our executive officers and directors. However, KeyBanc Capital Markets Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. When determining whether to release securities from the lock-up agreements, KeyBanc Capital Markets Inc. may consider, among other factors, market conditions at the time, the number of securities for which the release is requested and the shareholder's reason for requesting the release. Notwithstanding the foregoing, if, under certain circumstances during the term of this lock-up, we issue an earnings release or announce that we will release earnings or material news or a material event regarding our company occurs, then the lock-up period will continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event.

        Until the distribution of common shares is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases of shares in the open market while the offering is in progress to peg, fix or maintain that price. These transactions also may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us. The underwriters may reduce that short position by purchasing shares in the open market or by exercising all or part of the over-allotment option described above. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase shares in this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative has repurchased shares of our common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Neither we nor the underwriters make any representation or prediction as to the effect the transactions described above may have on the price of our common stock. Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist on the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE Amex, or otherwise. If the underwriters commence any of these transactions, they may discontinue them without notice at any time.

        KeyBanc Capital Markets Inc. and Thomas Weisel Partners LLC have investment discretion over accounts holding securities, which may include shares of our common stock. In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other transactions with us and perform services for us in the ordinary course of their business. They have received customary fees and commissions for those transactions. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of certain material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of shares of our common stock pursuant to this prospectus supplement ("Common Shares").

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.

        No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

        NOTICE PURSUANT TO IRS CIRCULAR 230: NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY A U.S. HOLDER (AS DEFINED BELOW), FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE U.S. CODE (AS DEFINED BELOW). THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS PROSPECTUS SUPPLEMENT. EACH U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH U.S. HOLDER'S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

Scope of this Summary

Authorities

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus supplement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of Common Shares acquired pursuant to this prospectus supplement that is (a) an individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes, (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any state in the U.S., or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

        For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of Common Shares other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of Common Shares. Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal income, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) arising from and relating to the acquisition, ownership, and disposition of Common Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

        This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a "functional currency" other than the U.S. dollar; (e) U.S. Holders that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; (h) U.S. expatriates or former longer-term residents of the U.S. or (i) U.S. Holders that own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences arising from and relating to the acquisition, ownership and disposition of Common Shares.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Shares.

Other Tax Consequences Not Addressed

        This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares. Each U.S. Holder should consult its own tax advisors regarding the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares

        If the Company is not considered a "passive foreign investment company" as defined below ("PFIC") at any time during a U.S. Holder's holding period, the following sections will generally describe the U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares.

General Taxation of Distributions

        A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Common Shares and thereafter as gain from the sale or exchange of such Common Shares. (See "Sale or Other Taxable Disposition of Common Shares" below). However, the Company does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Common Shares will constitute ordinary dividend income. Dividends received on Common Shares generally will not be eligible for the "dividends received deduction".

        For tax years beginning before January 1, 2011, a dividend paid to a U.S. Holder who is an individual, estate or trust by the Company generally will be taxed at the preferential tax rates applicable to long-term capital gains if the Company is a "qualified foreign corporation" as defined under Section 1(h)(11) of the Code ("QFC") and certain holding period requirements for the Common Shares are met. The Company generally will be a QFC if the Company is eligible for the benefits of the Canada-U.S. Tax Convention or the Common Shares are readily tradable on an established securities market in the U.S. However, even if the Company satisfies one or more of these requirements, the Company will not be treated as a QFC if the Company is a PFIC for the tax year during which it pays a dividend or for the preceding tax year. (See the section below under the heading "Passive Foreign Investment Company Rules").

        If the Company is not considered a PFIC, but a dividend paid to a U.S. Holder otherwise fails to qualify for the preferential tax rates discussed above, such a dividend generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).

Receipt of Foreign Currency

        The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Common Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Sale or Other Taxable Disposition of Common Shares

        Upon the sale or other taxable disposition of Common Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder's tax basis in such Common Shares sold or otherwise disposed of. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Shares have been held for more than one year.

        Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Common Shares generally will be treated as "U.S. source" for purposes of applying the U.S. foreign tax credit rules unless the gain is subject to tax in Canada and is resourced as "foreign source" under the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as "foreign source."

        Preferential rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Foreign Tax Credit

        A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

        Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by the Company generally will constitute "foreign source" income and generally will be categorized as "passive category income." The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Passive Foreign Investment Company Rules

        If the Company is a PFIC, the preceding sections of this summary may not describe the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of Common Shares. The Company generally will be a PFIC if, for a taxable year, (a) 75% or more of the gross income of the Company for such taxable year is passive income or (b) on average 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets. Gross income, means, generally, all revenues less cost of goods sold, and "passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

        For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

        Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a "Subsidiary PFIC"), and will be deemed to receive their proportionate share of (i) a distribution on the shares of a Subsidiary PFIC and (ii) a disposition of shares of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC.

        If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of Common Shares will depend on whether such U.S. Holder makes an election to treat the Company as a "qualified electing fund" or "QEF" under Section 1295 of the Code (a "QEF Election") or a mark-to-market election under Section 1296 of the Code (a "Mark-to-Market Election"). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a "Non-Electing U.S. Holder."

        Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares, and any "excess distribution" (as defined in Section 1291(b) of the Code) paid on the Common Shares, must be ratably allocated to each day in a Non-Electing U.S. Holder's holding period for the Common Shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder's holding period for the Common Shares generally will be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

        A U.S. Holder that makes a QEF Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, a U.S. Holder that makes a QEF Election generally will be subject to U.S. federal income tax on such U.S. Holder's pro rata share of (a) the "net capital gain" of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) and the "ordinary earnings" of the Company, which will be taxed as ordinary income to such U.S. Holder. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. U.S. Holders should be aware that there can be no assurances that the Company will satisfy the record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in the event that the Company is a PFIC and a U.S. Holder wishes to make a QEF Election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election.

        A U.S. Holder that makes a Mark-to-Market Election generally will not be subject to the rules of Section 1291 of the Code discussed above. A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are "marketable stock" (as defined in Section 1296(e) of the Code). A U.S. Holder that makes a Mark-to-Market Election will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. Holder's tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will, subject to certain limitations, be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder's adjusted tax basis in the Common Shares over (b) the fair market value of such Common Shares as of the close of such taxable year.

        The Company does not believe that it was a PFIC for the tax year ended December 31, 2008, and based on current business plans and financial projections, the Company does not expect that it will be a PFIC for the tax year ending December 31, 2009. The determination of whether the Company was, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. The determination of the Company's status as a PFIC depends on the assets and income of the Company over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this prospectus supplement. Accordingly, there can be no assurance that the IRS will not challenge the determination made by the Company concerning its PFIC status or that the Company was not, or will not be, a PFIC for any taxable year.

        The above discussion is only a brief summary of the PFIC rules. The PFIC rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

Information Reporting; Backup Withholding Tax

        Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of, Common Shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

LEGAL MATTERS

        Miller Thomson LLP, Vancouver, British Columbia will pass upon for us the validity of the issuance of the common stock offered by this prospectus supplement and the accompanying prospectus. Certain matters relating to U.S. law and the offering are being passed upon for us by Dorsey & Whitney LLP, Seattle, Washington. Certain matters will be passed upon on behalf of the underwriters by Jones Day.

EXPERTS

        The consolidated financial statements incorporated by reference in this prospectus supplement and registration statement have been audited by Hein & Associates LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report incorporated by reference herein, and are incorporated by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

        Information incorporated by reference into this prospectus supplement regarding our proved reserve estimates as of December 31, 2008 and December 31, 2006 were prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers and our proved reserve estimates as of December 31, 2007 were audited by Netherland, Sewell & Associates, Inc. Information incorporated by reference into this prospectus supplement regarding our proved reserve estimates as of December 31, 2005, were prepared by Sproule U.S. Limited (formerly Sproule Associates, Inc.), independent petroleum engineers.

INTERESTS OF NAMED EXPERTS AND COUNSEL

        As of October 23, 2009, certain partners of Miller Thomson LLP owned 121,250 common shares in the capital of the Company.

PROSPECTUS

$150,000,000

Common Stock
and
Debt Securities

        We may offer to sell, from time to time:

  •
  common stock; and

  •
  senior or subordinated debt securities.

        We may offer any combination of these securities in one or more offerings up to an aggregate offering price of $150,000,000, on terms to be determined at or prior to the time of sale. This prospectus provides you with a general description of the securities we may offer and sell from time to time. Each time we sell securities pursuant to this prospectus, we will provide the specific terms of the securities offered in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        We may offer and sell these securities, from time to time, to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering.

        Our common stock trades on the American Stock Exchange under the symbol "KOG."

        An investment in our securities involves a high degree of risk. You should carefully consider the information under the heading "Risk Factors" beginning on page 5 of this prospectus and the documents incorporated by reference herein before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2008

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus. Our business, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, from time to time, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $150,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.

        As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus incorporates by reference important information that is not contained in this prospectus but that is contained in documents that we file with the SEC. You may read and obtain copies of these documents and the other reports we file with the SEC at the SEC's web site, www.sec.gov, or at the SEC's offices described below under the heading "Where You Can Find More Information."

PROSPECTUS SUMMARY

        This summary highlights information contained or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus, including our historical consolidated financial statements and the notes to those financial statements in our most recently filed annual report on Form 10-K, which is incorporated by reference in this prospectus. You should also carefully consider the matters discussed under "Risk Factors" in this prospectus and in our most recently filed annual report on Form 10-K, which is incorporated by reference in this prospectus.

        In this prospectus, unless the context otherwise requires, the terms "Kodiak Oil & Gas," "Kodiak," "the Company," "we," "us" and "our" refer to Kodiak Oil & Gas Corp. and its consolidated subsidiary.

        Our functional currency is the United States dollar. All references to "dollars" or "$" in this prospectus refer to United States or U.S. dollars unless specific reference is made to Canadian or CDN dollars.

Company Overview

        We are an independent energy company focused on the exploration, exploitation, acquisition and production of natural gas and crude oil in the United States. Our oil and natural gas reserves and operations are primarily concentrated in two Rocky Mountain basins—the Green River Basin of Wyoming and Colorado and the Williston Basin of North Dakota and Montana. Our corporate strategy is to internally identify prospects, acquire lands encompassing those prospects and evaluate those prospects using subsurface geology and geophysical data and exploratory drilling. Using this strategy, we have developed an oil and natural gas portfolio of proved reserves, as well as conventional and unconventional prospects, that we have the opportunity to explore, drill and develop.

        At December 31, 2007, our estimated proved reserves of 1,381.4 thousands of barrels of oil equivalent, or MBOE, had a pre-tax PV-10 value of $36.2 million. Approximately 33% of our proved reserves consisted of natural gas and approximately 67% consisted of oil. Our estimates of proved reserves and related valuations as of December 31, 2007 are based on an analysis performed by the Company and audited by Netherland Sewell & Associates, Inc., independent petroleum engineers. "PV-10 value" refers to the present value of estimated future gross revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated (unless such prices or costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10 percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure calculation, it does provide an indicative representation of the relative value of the Company on a comparative basis to other companies and from period to period.

        We are a Canadian corporation that is subsisting under the Business Corporations Act (Yukon Territory). Our principal executive offices are located at 1625 Broadway, Suite 250, Denver, Colorado 80202, and our telephone number is (303) 592-8075. We maintain a website at http://www.kodiakog.com. The information contained on or accessible through our website is not part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision as to whether or not to invest in our common stock.

        Our shares of common stock are listed on the American Stock Exchange under the symbol "KOG."

Oil and Gas Properties

        Our primary leaseholdings in the Green River Basin are located in an area referred to as the Vermillion Basin. In this geologic region, we believe there is natural gas trapped in various sands, coals and shales at depths ranging from 2,000 feet to nearly 15,000 feet. The primary target of our current exploration efforts in this area is the over-pressured Baxter Shale at depths to approximately 13,000 feet. Our exploration efforts in the Williston Basin are concentrated on exploiting the oil and natural gas potential of the Mission Canyon Formation at an approximate depth of 8,000 feet, the Bakken Formation at 10,500 feet and the Red River Formation at 11,000 feet. The primary objective of our near term exploration work in the Williston Basin is the dolomitic, sandy interval layered between the two Bakken Shales at an approximate vertical depth of 10,000 feet. As of March 31, 2008, we had several hundred lease agreements representing approximately 148,481 gross and 91,306 net acres primarily in the Green River and Williston Basins.

        In the Williston Basin, as of June 20, 2008, we control 55,665 gross acres and 32,900 net acres in the Bakken oil play in Dunn County, North Dakota. "Gross acres" means the total acres in which we have a working interest. "Net acres" means the sum of the fractional working interests owned in gross acres, expressed as whole numbers and fractions thereof. An additional estimated 4,800 net acres have been leased, subject to the approval process with the Bureau of Indian Affairs, or BIA. We cannot be assured that we will receive title to these lands until final approval is received. The majority of our lands in this prospect area are administered by the BIA on behalf of the individual members of the Three Affiliated Tribes Fort Berthold Indian Reservation, or the Three Affiliated Tribes. Typically these lands are acquired through a private negotiation with the individual land owners or the Three Affiliated Tribes and have a primary lease term of five years. The land owner typically retains an 18% landowner royalty. In most cases, these lands require an annual delay rental of $2.50 per net acre.

Recent Developments

        During the first half of 2008, we added to our acreage position in the Bakken play on the Fort Berthold Indian Reservation through continual leasing negotiations and final approval from the BIA. We have received all the required regulatory approvals to drill our first well on the Reservation. We have commenced building the surface location for the Tall Bear 16-15H well, and expect this location build to be completed in July 2008. We have entered into a two-year drilling contract with a significant on-shore drilling contractor for a new build rig that we expect will be completed during the third quarter of 2008. Upon completion of the new build rig, such rig will be relocated to North Dakota, and we expect the rig to continuously drill on Kodiak's acreage over the length of the contract. We have also submitted an Application Permit to Drill and the associated Environmental Assessments required for each drill site. We anticipate this process to take approximately sixty days to gain final approval. In addition, we are in various stages of permitting with respect to an additional seventeen well locations. We continue to evaluate our exploration activities related to our prospective land positions. We have continued to evaluate our exploration activities related to our prospective land positions by interpreting additional geological and geophysical data in both the Williston Basin and Vermillion Basin properties. We expect that completed 3-D seismic studies, acquired in both basins in 2007, will prove useful well into the future as we seek to expand our production base through additional drilling.

        In February 2008, we entered into the Devon Agreement with Devon Energy Production Company, L.P., a wholly owned subsidiary of Devon Energy Corp, or Devon, under which Devon acquired an interest in our leasehold interests in the Vermillion Basin in exchange for, among other things, drilling up to three wells at Devon's sole cost and risk by November 15, 2009. As a result of this agreement and subsequent acreage acquisition, our leasehold interests in the Vermillion Basin total approximately 41,200 gross (17,000 net) acres.

        Also in January 2008, we completed the sale of 4,784 gross and net acres in an exploratory Mancos Shale gas prospect located in the Sand Wash Basin in Moffat County, Colorado for $1.2 million. We retained a 5% overriding royalty in these properties as well as a 100% working interest in an additional 3,770 acres. We believe acreage we retained represents prospective production from the Mancos Shale and Niobrara Formation at a shallower depth than that divested.

SELECTED CONSOLIDATED FINANCIAL DATA

        We have derived the selected consolidated financial data for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 from our audited consolidated financial statements. Our audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Historical results are not necessarily indicative of the results to be expected in future periods.

        You should read the following selected consolidated financial data together with our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this prospectus.

	For the Years Ended December 31,
	2007	2006	2005	2004	2003
Income Statement Data:
Revenue	$9,320,377	$4,965,169	$453,135	$20,449	$—
Cost and expenses, excluding impairment	13,506,267	7,751,209	2,458,226	1,082,549	275,683
Asset impairment	34,000,000	—	—	—	—
Net loss	(38,185,890)	(2,786,040)	(2,005,091)	(1,062,100)	(275,683)
Basic & diluted net loss per common share	$(0.44)	$(0.04)	$(0.05)	$(0.04)	$(0.02)
Adjusted EBITDA(1)	$2,680,565	$947,247	$(1,210,248)	$(705,765)	$(179,896)

(1)
We define Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization, (iv) impairment expense, (v) non-cash expenses relating to share based payments recognized under FAS 123R, (vi) pre-tax unrealized gains and losses on foreign currency and (vii) accretion of abandonment liability. See "Non GAAP Financial Measure" below for further discussion of this measure.
	For the Years Ended December 31,
	2007	2006	2005	2004	2003
Balance Sheet Data:
Current Assets	$15,377,809	$61,117,145	$7,990,566	$2,756,745	$20,384
Property and equipment-net	58,386,427	52,250,265	17,463,269	2,357,601	685,301
Total Assets	74,331,321	113,773,614	25,790,316	5,207,486	705,685
Current Liabilities:	5,163,457	9,879,104	4,411,572	369,008	393,825
Stockholders' Equity	$68,293,366	$103,644,815	$21,309,671	$4,838,478	$311,860
Basic & diluted weighted-average common shares outstanding	87,742,996	71,425,243	44,447,269	27,696,443	14,373,675

Non-GAAP Financial Measure

        We use EBITDA, adjusted as described below and referred to as Adjusted EBITDA in this prospectus and our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this prospectus, as a supplemental measure of our performance and liquidity that is not required by, or presented in accordance with generally accepted accounting principles, or GAAP. We define Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion and amortization, (iv) impairment (v) non-cash expenses relating to share based payments recognized under FAS 123R, (vi) pre-tax unrealized gains and losses on foreign currency and (vii) accretion of abandonment liability. In evaluating our business, we consider Adjusted EBITDA as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities and future capital expenditures.

        Adjusted EBITDA is not a GAAP measure of performance. The Company uses this non-GAAP measure primarily to compare its performance with other companies in the industry that make a similar disclosure and as a measure of its current liquidity. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company's ability to generate cash flow at a level that can sustain or support our operations and capital investment program. Investors should not consider this measure in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP, or any other measure for determining the Company's operating performance that is calculated in accordancewith GAAP. In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.

        In evaluating Adjusted EBITDA, you should be aware that it excludes expenses that we will incur in the future on a recurring basis. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation. Some of its limitations are:

  •
  it does not reflect non-cash costs of our stock incentive plans, which are an ongoing component of our employee compensation program; and

  •
  although depletion, depreciation and amortization are non-cash charges, the assets being depleted, depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect the cost or cash requirements for such replacements.

        We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. The following table presents a reconciliation of our net income to our Adjusted EBITDA on a historical basis for each of the periods indicated:

	For the Years Ended December 31,
	2007	2006	2005	2004	2003
Net income/(Loss)	$(38,185,890)	$(2,786,040)	$(2,005,091)	$(1,062,100)	$(275,683)
Add back:
Depreciation, depletion & amortization & abandonment liability accretion expense	5,206,631	2,173,918	157,868	13,671	—
Asset impairment	34,000,000	—	—	—	—
(Gain) Loss on foreign currency exchange	(792,467)	32,008	95,864	(68,574)	2,498
Stock based compensation	2,452,291	1,527,361	541,111	411,238	93,289

Adjusted EBITDA	$2,680,565	$947,247	$(1,210,248)	$(705,765)	$(179,896)

RISK FACTORS

        Investing in our securities is highly speculative and involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended March 31, 2008, you should carefully consider the risks described below before purchasing our securities. If any of the following risks actually occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. As a result, the trading price of our securities could decline, and you might lose all or part of your investment.

Risks Relating to the Company

We currently require significant additional capital, which may not be available to us on favorable terms, or at all.

        Our working capital decreased from $51.2 million as of December 31, 2006, to $10.2 million as of December 31, 2007. Future acquisitions and future exploration, development and production activities will require a substantial amount of additional working capital and cash flow. Our plan of operations for 2008 contemplates capital expenditures of $12.6 million for the development of existing properties and anticipated property acquisitions. The 2008 estimated capital expenditures do not include the amount that Devon is required to spend under the Devon Agreement or the proceeds of anticipated divestitures. We expect that our current cash balances and cash flow from operations will be sufficient only to provide a limited amount of working capital, and the anticipated revenues generated from our properties will not alone be sufficient to fund our operations or planned growth. As a result, we will need to seek alternative sources of capital, by either entering into joint ventures with other exploration and production companies or by undertaking financing activities. In addition, we expect that we will need to raise additional funds in the future in order to fund our plan of operation beyond 2008, which may not be available in amounts or on terms acceptable to us, if at all.

        If we borrow additional funds, we will likely be obligated to make periodic interest or other debt service payments and may be subject to additional restrictive covenants. The ability to borrow additional funds is dependent on a number of variables, including our proved reserves, and assumptions regarding the price at which oil and natural gas can be sold. Should we elect to raise additional capital through the issuance and sale of equity securities, the sales may be at prices below the market price of our stock, and our shareholders may suffer significant dilution. Our failure to obtain financing on a timely basis or on favorable terms could result in the loss or substantial dilution of our interests in our properties. In addition, the failure of any of us or our joint venture partners to obtain any required financing could adversely affect our ability to complete the exploration or development of any of our joint venture projects on a timely basis. This could result in the curtailment of operations relating to exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our natural gas and oil reserves.

We have historically incurred losses and expect to incur additional losses in the future. It is difficult for us to forecast when we will achieve profitability, if ever.

        We have historically incurred losses from operations during our history in the oil and natural gas business. As of December 31, 2007, we had a cumulative deficit of $46.8 million. While we have developed some of our properties, most of our properties are in the exploration stage and to date we have established a limited volume of proved reserves on our properties. To become profitable, we would need to be successful in our acquisition, exploration, development and production activities, all of which are subject to many risks beyond our control. We cannot assure you that we will successfully implement our business plan or that we will achieve commercial profitability in the future. Even if we become profitable, we cannot assure you that our profitability will be sustainable or increase on a periodic basis. In addition, should we be unable to continue as a going concern, realization of assets and settlement of liabilities in other than the normal course of business may be at amounts significantly different from those in the financial statements included in the Company's December 31, 2007 Form 10-K, which is incorporated herein by reference. Finally, due to our limited history in the oil and natural gas business, we have limited historical financial and operating information available to help you evaluate our performance or an investment in our common stock.

We may not be able to successfully drill wells that can produce oil or natural gas in commercially viable quantities.

        We cannot assure you that we will be able to successfully drill wells that can produce commercial quantities of oil and natural gas in the future. The total cost of drilling, completing and operating a well is uncertain before drilling commences. Overruns in budgeted expenditures is a common risk that can make a particular project uneconomical. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. Our use of seismic data is subject to interpretation and may not accurately identify the presence of natural gas and oil. Further, many factors may curtail, delay or cancel drilling, including the following:

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  our limited history of drilling wells;

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  delays and restrictions imposed by or resulting from compliance with regulatory requirements;

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  pressure or irregularities in geological formations;

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  shortages of or delays in obtaining equipment and qualified personnel;

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  equipment failures or accidents;

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  adverse weather conditions;

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  reductions in oil and natural gas prices;

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  land title problems; and

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  limitations in the market for oil and natural gas.

        Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties. The occurrence of any of these events could negatively affect our ability to successfully drill wells that can produce oil or natural gas in commercially viable quantities.

        While our management team has considerable industry experience, we have limited experience as a company as an operator of wells. If we fail to successfully manage our drilling and exploration programs or fail to successfully operate our wells, we may not obtain sufficient revenues to earn a profit. From 2005 through December 31, 2007, we participated in drilling a total of 33 gross wells, of which 24 were completed as producing, seven were identified as dry holes, and two are waiting on completion. If we drill a disproportionate number of additional wells that we identify as dry holes in our current or future prospects, we may materially harm our business.

Our focus on exploration activities exposes us to greater risks than are generally encountered in later-stage oil and natural gas property development businesses.

        Much of our current activity involves drilling exploratory wells on properties with no proved oil and natural gas reserves. While all drilling, whether developmental or exploratory, involves risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of oil and natural gas. The economic success of any project will depend on numerous factors, including:

  •
  our ability to drill, complete and operate wells;

  •
  our ability to estimate the volumes of recoverable reserves relating to individual projects;

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  rates of future production;

  •
  future commodity prices; and

  •
  investment and operating costs and possible environmental liabilities.

        All of these factors may impact whether a project will generate cash flows sufficient to provide a suitable return on investment. If we experience a series of failed drilling projects, our business, results of operations and financial condition could be materially adversely affected.

The actual quantities and present value of our proved oil and natural gas reserves may be lower than we have estimated.

        This prospectus incorporates by reference estimates of our proved oil and natural gas reserves and the estimated future net revenues from these reserves. The December 31, 2007 reserve estimate was prepared by us and audited by Netherland Sewell and Associates. The process of estimating oil and natural gas reserves is complex and requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Accordingly, these estimates are inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development and operating expenses, and quantities of recoverable oil and natural gas reserves most likely will vary from these estimates and vary over time. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, results of secondary and tertiary recovery applications, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

        You should not assume that the present value of future net revenues referred to in this prospectus and the Company's December 31, 2007 Form 10-K are the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any change in consumption by oil or natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of our oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor nor does it reflect discount factors used in the market place for the purchase and sale of oil and natural gas.

We have a recent history of negative reserve revisions during the last two fiscal years, and the imprecise nature of estimating proved natural gas and oil reserves, future downward revisions of proved reserves and increased drilling expenditures without current additions to proved reserves may lead to write downs in the carrying value of our natural gas and oil properties in the future.

        We have a recent history of negative reserve revisions that occurred during the last two fiscal years. Specifically, our December 31, 2007 natural gas reserves reflected a downward revision of the December 31, 2006 reserves in the amount of 1.1 BCF, primarily as a result of the revision of reserves associated with the underperformance of one Vermillion Basin exploratory well. Our December 31,

2006 natural gas reserves reflected a downward revision of the December 31, 2005 reserves of 2.8 BCF, primarily as a result of the revision of reserves associated with our decision to discontinue exploration and development of our coalbed methane properties. Due to the imprecise nature of estimating natural gas and oil reserves as well as the potential volatility in natural gas and oil prices and their effect on the carrying value of our natural gas and oil properties, negative reserve revisions in the future may also be required as a result of factors that may negatively affect the present value of proved natural gas and oil reserves. These factors can include volatile natural gas and oil prices, downward revisions in estimated proved natural gas and oil reserve quantities, limited classification of proved reserves associated with successful wells and unsuccessful drilling activities. When reserves are found to be materially lower than we had estimated and reported, our prospects and stock price could be adversely affected.

Our reserves and production will decline, and unless we replace our oil and natural gas reserves, our business, financial condition and results of operations will be adversely affected.

        Producing oil and natural gas reserves ultimately results in declining production that will vary depending on reservoir characteristics and other factors. Thus, our future oil and natural gas production and resulting cash flow and earnings are directly dependent upon our success in developing our current reserves and finding additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs.

We have not insured and cannot fully insure against all risks related to our operations, which could result in substantial claims for which we are underinsured or uninsured.

        We have not insured and cannot fully insure against all risks and have not attempted to insure fully against risks where coverage is prohibitively expensive. We do not carry business interruption insurance coverage. Our exploration, drilling and other activities are subject to risks such as:

  •
  fires and explosions;

  •
  environmental hazards, such as uncontrollable flows of natural gas, oil, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

  •
  abnormally pressured formations;

  •
  mechanical failures of drilling equipment;

  •
  personal injuries and death, including insufficient worker compensation coverage for third-party contractors who provide drilling services;

  •
  natural disasters, such as adverse weather conditions; and

  •
  acts of terrorism.

        Losses and liabilities arising from uninsured and underinsured events, which could arise from even one catastrophic accident, could materially and adversely affect our business, results of operations and financial condition.

We have limited control over activities in properties we do not operate, which could reduce our production and revenues and affect the timing and amounts of capital requirements.

        We do not operate all of the properties in which we have an interest. As of December 31, 2007, we owned a non-operating interest in seven producing wells in the Vermillion Basin and may acquire non-operating interests in additional wells in the future. As a result, we may have a limited ability to exercise influence over normal operating procedures, expenditures or future development of underlying properties and their associated costs. For all of the properties that are operated by others, we are dependent on their decision-making with respect to day-to-day operations over which we have little control. The failure of an operator of wells in which we have an interest to adequately perform operations, or an operator's breach of applicable agreements, could reduce production and revenues we receive from that well. The success and timing of our drilling and development activities on properties operated by others depend upon a number of factors outside of our control, including:

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  timing and amount of capital expenditures;

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  expertise and financial resources; and

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  inclusion of other participants.

        In the first quarter of 2008, we entered into an exploration and development agreement which, among other terms, provides that our partner will be the operator of record for future wells. We will continue to have input and involvement in the timing, location, and design of the operations but our overall control of these activities will be reduced.

Our operations in North Dakota, Montana and Wyoming could be adversely affected by abnormally poor weather conditions.

        Our operations in North Dakota, Montana and Wyoming are conducted in areas subject to extreme weather conditions and often in difficult terrain. Primarily in the winter and spring, our operations are often curtailed because of cold, snow and wet conditions. Unusually severe weather could further curtail these operations, including drilling of new wells or production from existing wells, and depending on the severity of the weather, could have a material adverse effect on our business, financial condition and results of operations.

        In addition, our federal leases generally include restrictions on drilling during the period of November 15 to April 30. These restrictions are intended to protect big game winter habitat and not to restrict operations or maintenance of production facilities. To the extent that our exploration and drilling program on our federal leases cannot be completed during the period of May 1 through November 14, our drilling program may be delayed.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

        We deliver oil and natural gas through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future. Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder access to oil and natural gas markets or delay production, if any, at our wells. The availability of a ready market for our future oil and natural gas production will depend on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Any significant change in our arrangements with gathering system or pipeline owners and operators or other market factors affecting the overall infrastructure facilities servicing our properties would adversely affect our ability to deliver the oil and natural gas we produce to markets in an efficient manner.

Pipeline capacity in the Rocky Mountain region may be inadequate, and consequently, a price decrease may be more likely to affect the price received for our Rocky Mountain production more than production in other U.S. regions.

        Natural gas prices are critical to our business, and the marketability of our production will depend on the capacity of oil and natural gas gathering systems and pipelines. Oftentimes, the market price for natural gas in the Rocky Mountain region differs from the market indices for natural gas in other regions of the United States. Therefore, a price decrease may more adversely affect the price received for our Rocky Mountain production than production in the other U.S. regions. From time to time, new pipeline projects have been announced or built to transport natural gas production from the Rocky Mountain region to other markets. For example, in early 2008 the Rockies Express Pipeline, or REX, began operations and is transporting gas to the Midwest United States market and in 2009 will be extended to Eastern U.S. markets. However, there can be no assurance that REX or other future infrastructure will be sufficient to prevent large basis differentials from occurring in the future. The unavailability or insufficient capacity of pipeline facilities could force us to shut-in producing wells, delay the commencement of production, or discontinue development plans for some of our properties, which would adversely affect our financial condition and performance.

        During the second half of 2007, basis differential between the natural gas prices in the Rocky Mountain region and the New York Mercantile Exchange, or NYMEX, settlement prices were disproportionately larger than that for other markets. We believe that this was due in part to constraints in transporting natural gas from the Rocky Mountain region to consuming markets. As a result, we chose to shut in our natural gas production during the late summer and fall of 2007. Because of our concentration of operations in the Rocky Mountain region, future differentials will have a larger affect on our natural gas revenue than that of other geographically diverse producers.

We rely on independent experts and technical or operational service providers over whom we may have limited control.

        We use independent contractors to provide us with technical assistance and services. We rely upon the owners and operators of rigs and drilling equipment, and upon providers of field services, to drill and develop our prospects to production. In addition, we rely upon the services of other third parties to explore or analyze our prospects to determine a method in which the prospects may be developed in a cost-effective manner. Our limited control over the activities and business practices of these providers, any inability on our part to maintain satisfactory commercial relationships with them or their failure to provide quality services could materially and adversely affect our business, results of operations and financial condition.

Our interests are held in the form of leases that we may be unable to retain and the title to our properties may be defective.

        Our properties are held under leases, and working interests in leases. Generally, the leases we are a party to are for a fixed term, but contain a provision that allows us to extend the term of the lease so long as we are producing oil or natural gas in quantities to meet the required payments under the lease. If we or the holder of a lease fails to meet the specific requirements of the lease regarding delay rental payments, continuous production or development, or similar terms, portions of the lease may terminate or expire. There can be no assurance that any of the obligations required to maintain each lease will be met. The termination or expiration of our leases or the working interests relating to leases may reduce our opportunity to exploit a given prospect for oil and natural gas production and thus have a material adverse effect on our business, results of operation and financial condition.

        It is our practice in acquiring oil and natural gas leases or interests in oil and natural gas leases not to undergo the expense of retaining lawyers to fully examine the title to the interest to be placed under lease or already placed under lease. Rather, we rely upon the judgment of oil and natural gas lease brokers or landmen who actually do the field work in examining records in the appropriate governmental office before attempting to place under lease a specific interest. We believe that this practice is widely followed in the oil and natural gas industry.

        Prior to drilling a well for oil and natural gas, it is the normal practice in the oil and natural gas industry for the person or company acting as the operator of the well to hire a lawyer to examine the title to the unit within which the proposed oil and natural gas well is to be drilled. Frequently, as a result of such examination, curative work must be done to correct deficiencies in the marketability of the title. The work entails expense and might include obtaining an affidavit of heirship or causing an estate to be administered. The examination made by the title lawyers may reveal that the oil and natural gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and natural gas lease or leases may be lost.

Properties that we acquire may not produce oil or natural gas as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them, which could cause us to incur losses.

        One of our growth strategies is to pursue selective acquisitions of oil and natural gas reserves. If we choose to pursue an acquisition, we will perform a review of the target properties that we believe is consistent with industry practices. However, these reviews are inherently incomplete. Generally, it is not feasible to review in depth every individual property involved in each acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. We may not perform an inspection on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we may not be able to obtain effective contractual protection against all or part of those problems, and we may assume environmental and other risks and liabilities in connection with the acquired properties.

Our officers and directors may become subject to conflicts of interest.

        Some of our directors and officers may also become directors, officers, contractors, shareholders or employees of other companies engaged in oil and natural gas exploration and development. To the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will declare his interest and abstain from voting for or against the approval of such participation or such terms. In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. From time to time, several companies may participate in the acquisition, exploration and development of oil and natural gas properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. A particular company may assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment.

        In accordance with the laws of the Yukon Territory, our directors are required to act honestly, in good faith and in the best interests of our company. In determining whether or not we will participate or acquire an interest in a particular program, our officers will primarily consider the potential benefits to our company, the degree of risk to which we may be exposed and our financial position at the time.

We depend on a number of key personnel who would be difficult to replace.

        We are dependent upon the expertise of our management team, including our executive officers and other key employees. Although we have obtained "key man" insurance for our Chief Executive Officer and Chief Operating Officer, the loss of the services of our executive officers, or any other member of our management team, through incapacity or otherwise, would be costly to us and would require us to seek and retain other qualified personnel. We have entered into employment agreements with Messrs. Peterson and Catlin that contain non-compete agreements. Notwithstanding these agreements, we may not be able to retain our executive officers and may not be able to enforce all of the provisions in the employment agreements. Failure to find a suitable replacement for any member of our management team could negatively impact our ability to execute our strategy.

We have made and will continue to make substantial financial and man-power investments in order to assess and maintain our internal controls over financial reporting and our internal controls over financial reporting may be found to be deficient.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires management to assess our internal controls over financial reporting and requires our auditors to express an opinion on those controls. The auditors conducted their audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that the auditors plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Current regulations of the Securities and Exchange Commission, or SEC, requires us to include this assessment and opinion in our annual report on Form 10-K for our fiscal year ended December 31, 2007.

        We have incurred and will continue to incur significant increased costs in implementing and adhering to these requirements. In particular, the rules governing the standards that must be met for management to assess its internal controls over financial reporting under Section 404 are complex, and require significant documentation, testing and possible remediation. Our process of reviewing, documenting and testing our internal controls over financial reporting may cause a significant strain on our management, information systems and resources. We have invested in and may continue to invest in additional accounting and software systems. We have hired and continue to retain additional personnel and to use outside legal, accounting and advisory services. In addition, we have incurred additional fees from our auditors as they perform the additional services necessary for them to provide their attestation. If we are unable to favorably assess and continue to maintain the effectiveness of our internal control over financial reporting when we are required to, or if our independent auditors are unable to provide an unqualified attestation report on such assessment, we may be required to change our internal control over financial reporting to remediate deficiencies. In addition, investors may lose confidence in the reliability of our financial statements causing our stock price to decline.

We are subject to the risks associated with our prior business activities.

        Additional risks may exist because of our prior business activities. Prior to current management's acquisition of control of substantially all of our common stock, we engaged in a number of businesses, including mining operations and marketing of fire retardant operations. For a period of years prior to current management's acquisition of control of us, we had no business operations. Although current management performed a due diligence review, we may still be exposed to undisclosed liabilities resulting from the prior operations of our company and we could incur losses, damages or other costs as a result.

Our competitors include larger, better financed and more experienced companies.

        The oil and natural gas industry is intensely competitive and we must compete against larger companies that may have greater financial and technical resources than us and substantially more experience in our industry. Their competitive advantages may negatively impact our ability to acquire prospective properties, develop reserves, attract and retain quality personnel and raise capital. Their competitive advantages may also better enable our competitors to sustain the impact of higher exploration and production costs, oil and natural gas price volatility, productivity variances among properties, overall industry cycles and other factors related to our industry.

Risks Relating to Our Industry

The oil and natural gas industry is subject to significant competition, which may increase costs or otherwise adversely affect our ability to compete.

        Oil and natural gas exploration is intensely competitive and involves a high degree of risk. In our efforts to acquire oil and natural gas producing properties, we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also conduct refining and petroleum marketing operations on a worldwide basis. Our ability to compete for oil and natural gas producing properties will be affected by the amount of funds available to us, information available to us and any standards established by us for the minimum projected return on investment. Our products will also face competition from alternative fuel sources and technologies.

Oil and natural gas are commodities subject to price volatility based on many factors outside the control of producers, and low prices may make properties uneconomic for future production.

        Oil and natural gas are commodities, and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices a producer may expect and its level of production depend on numerous factors beyond its control, such as:

  •
  changes in global supply and demand for oil and natural gas;

  •
  economic conditions in the United States and Canada;

  •
  the actions of the Organization of Petroleum Exporting Countries, or OPEC;

  •
  government regulation;

  •
  the price and quantity of imports of foreign oil and natural gas;

  •
  political conditions, including embargoes, in oil- and natural gas-producing regions;

  •
  the level of global oil and natural gas inventories;

  •
  weather conditions;

  •
  technological advances affecting energy consumption; and

  •
  the price and availability of alternative fuels.

        Lower oil and natural gas prices may not only decrease revenues on a per unit basis, but also may reduce the amount of oil and natural gas that can be economically produced. Lower prices will also negatively affect the value of proved reserves.

Exploration and drilling operations are subject to significant environmental regulation, which may increase costs or limit our ability to develop our properties.

        We may encounter hazards incident to the exploration and development of oil and natural gas properties such as accidental spills or leakage of petroleum liquids and other unforeseen conditions. We may be subject to liability for pollution and other damages due to hazards that we cannot insure against due to prohibitive premium costs or for other reasons. Governmental regulations relating to environmental matters could also increase the cost of doing business or require alteration or cessation of operations in some areas.

        Existing and possible future environmental legislation, regulations and actions could give rise to additional expense, capital expenditures, restrictions and delays in our activities, the extent of which we cannot predict. Regulatory requirements and environmental standards are subject to constant evaluation and may be significantly increased, which could materially and adversely affect our business or our ability to develop our properties on an economically feasible basis. Before development and production can commence on any properties, we must obtain regulatory and environmental approvals. We cannot assure you that we will obtain such approvals on a timely basis or at all. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of our operations and preclude entirely the economic development of a specific property.

A substantial or extended decline in oil and natural gas prices could reduce our future revenue and earnings.

        As with most other companies involved in resource exploration and development, we may be adversely affected by future increases in the costs of conducting exploration, development and resource extraction that may not be fully offset by increases in the price received on sale of oil or natural gas.

        Our revenues and growth, and the carrying value of our oil and natural gas properties are substantially dependent on prevailing prices of oil and natural gas. Our ability to obtain additional capital on attractive terms is also substantially dependent upon oil and natural gas prices. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond our control. These factors include changes in global supply and demand for oil and natural gas, economic conditions in the United States and Canada, the actions of OPEC, governmental regulation, the price and quantity of imports in foreign oil and natural gas-producing regions, political conditions, including embargoes in oil and natural gas-producing regions, the level of global oil and natural gas inventories, weather conditions, technological advances affecting energy consumption and the price and availability of alternate fuel sources. Any substantial and extended decline in the price of oil and natural gas would have an adverse effect on our business, financial condition and results of operations.

        Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

        Local, national and international economic conditions are beyond our control and may have a substantial adverse effect on our efforts. We cannot guard against the effects of these potential adverse conditions.

Our operations and demand for our products are affected by seasonal factors, which may lead to fluctuations in our operating results.

        Our operating results are likely to vary due to seasonal factors. Demand for oil and natural gas products will generally increase during the winter because they are often used as heating fuels. The amount of such increased demand will depend to some extent upon the severity of winter. Because of the seasonality of our business and continuous fluctuations in the prices of our products, our operating results are likely to fluctuate from period to period.

Conducting operations in the oil and natural gas industry subjects us to complex laws and regulations that can have a material adverse effect on the cost, manner and feasibility of doing business.

        Companies that explore for and develop, produce and sell oil and natural gas in the United States are subject to extensive federal, state and local laws and regulations, including complex tax and environmental laws and the corresponding regulations, and are required to obtain various permits and approvals from federal, state and local agencies. If these permits are not issued or unfavorable restrictions or conditions are imposed on our drilling activities, we may not be able to conduct our operations as planned. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

  •
  water discharge and disposal permits for drilling operations;

  •
  drilling bonds;

  •
  drilling permits;

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  reports concerning operations;

  •
  air quality, noise levels and related permits;

  •
  spacing of wells;

  •
  rights-of-way and easements;

  •
  unitization and pooling of properties;

  •
  gathering, transportation and marketing of oil and natural gas;

  •
  taxation; and

  •
  waste transport and disposal permits and requirements.

        Failure to comply with these laws may result in the suspension or termination of operations and subject us to liabilities under administrative, civil and criminal penalties. Compliance costs can be significant. Moreover, these laws could change in ways that substantially increase the costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our business, financial condition and results of operations.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our cost of operations or our ability to execute our plans on a timely basis.

        Due to domestic drilling activity increases, particularly in fields in which we operate, a general shortage of drilling rigs, equipment, supplies and personnel has developed. As a result, the costs and delivery times of rigs, equipment, supplies or personnel are substantially greater than in previous years. From time to time, these costs have sharply increased and could do so again. The demand for and wage rates of qualified drilling rig crews generally rise in response to the increasing number of active rigs in service and could increase sharply in the event of a shortage. Shortages of drilling rigs, equipment, supplies or personnel could delay or adversely affect our development operations, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Our Common Stock

Our common stock has a limited trading history and has experienced price volatility.

        Our common stock has been trading on the American Stock Exchange, or AMEX, since June 21, 2006. Prior to listing on AMEX, our common stock traded on the TSX Venture Exchange, or TSX-V, beginning September 28, 2001. The volume of trading in our common stock varies greatly and may often be light, resulting in what is known as a "thinly-traded" stock. Until a larger secondary market for our common stock develops, the price of our common stock may fluctuate substantially. The price of our common stock may also be impacted by any of the following, some of which may have little or no relation to our company or industry:

  •
  the breadth of our stockholder base and extent to which securities professionals follow our common stock;

  •
  investor perception of our Company and the oil and natural gas industry, including industry trends;

  •
  domestic and international economic and capital market conditions, including fluctuations in commodity prices;

  •
  responses to quarter-to-quarter variations in our results of operations;

  •
  announcements of significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors;

  •
  additions or departures of key personnel;

  •
  sales or purchases of our common stock by large stockholders or our insiders;

  •
  accounting pronouncements or changes in accounting rules that affect our financial reporting; and

  •
  changes in legal and regulatory compliance unrelated to our performance.

        In addition, the stock market in general and the market for natural gas and oil exploration companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating results or asset values of those companies. These broad market and industry factors may seriously impact the market price and trading volume of our common shares regardless of our actual operating performance.

We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

        We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. Accordingly, investors may only see a return on their investment if the value of our securities appreciates.

Our constating documents permit us to issue an unlimited number of shares without shareholder approval.

        Our Articles of Continuation permit us to issue an unlimited number of shares of our common stock. Subject to the requirements of any exchange on which we may be listed, we will not be required to obtain the approval of shareholders for the issuance of additional shares of our common stock. In 2005, we issued 20,671,875 shares of our common stock for net proceeds of $17,879,673. In 2006, we issued 31,589,268 shares of our common stock for net proceeds of $83,209,451. We anticipate that we will, from time to time, issue additional shares of our common stock to provide working capital for future operations. Any further issuances of shares of our common stock from our treasury will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

        No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of common stock for future sales, will have on the market price of our common stock. We have several stockholders that hold a significant number of shares of our common stock. Sales of substantial amounts of our common stock in the public market and the availability of shares for future sale, including by one or more of our significant stockholders or shares of our common stock issuable upon exercise of outstanding options to acquire shares of our common stock, could adversely affect the prevailing market price of our common stock. This in turn would adversely affect the fair value of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

Risks Relating to our Debt Securities

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities or to sell any such debt securities at a price that you deem sufficient.

        Unless otherwise specified in an accompanying prospectus supplement, any debt securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any debt securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

  •
  that a market for any series of debt securities will develop or continue;

  •
  as to the liquidity of any market that does develop; or

  •
  as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

Holders of debt securities may be structurally subordinated to the creditors of our subsidiary.

        Currently, our subsidiary conducts substantially all of our operations and owns substantially all of our operating assets. As a result, our ability to make required payments on our debt securities depends on the performance of our subsidiary and its ability to distribute funds to us. The ability of our subsidiary to make distributions to us may be restricted by, among other things, contractual provisions and applicable state laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at the maturity of our debt securities or to repurchase our debt securities upon an occurrence of a change in control, we may be required to adopt one or more alternatives, such as a refinancing of our debt securities. We cannot assure you that we would be able to refinance our debt securities.

A holder's right to receive payments on the debt securities is effectively subordinate to the rights of any existing and future secured creditors. Further, any guarantee of senior debt securities by a subsidiary guarantor, if any, is effectively subordinated to the subsidiary guarantor's existing and future secured indebtedness.

        Holders of our secured indebtedness and the secured indebtedness of a subsidiary guarantor, if applicable, will have claims that are prior to the claims of holders of the senior debt securities to the extent of the value of the assets securing that other indebtedness. The senior debt securities will be effectively subordinated to that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the senior debt securities will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the senior debt securities, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the senior debt securities. As a result, holders of senior debt securities may receive less, ratably, than holders of secured indebtedness.

        In addition, a subsidiary will be permitted to incur additional indebtedness under the indenture governing the debt securities sold pursuant to this prospectus. As a result, holders of such debt securities may be effectively subordinated to claims of third party creditors, including holders of indebtedness of a subsidiary. Claims of those other creditors, including trade creditors, secured creditors, governmental taxing authorities and holders of indebtedness or guarantees issued by our subsidiaries, will generally have priority as to the assets of our subsidiaries over our claims and equity interests. As a result, holders of our indebtedness, including the holders of the debt securities sold pursuant to this prospectus, will be effectively subordinated to all those claims.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the debt securities to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of the applicable guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and either:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged or about to engage in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if, at the relevant time, the sum of its debts and other liabilities, including contingent liabilities, was greater than the sum of its assets at a fair valuation, and a guarantor that was generally not then paying its debts as they became due would be presumed to be insolvent.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, or the "Exchange Act," and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC in Washington, D.C. (100 F Street N.E., Washington, D.C. 20549). Copies of such materials can be obtained from the SEC's public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. You may also inspect the documents described herein at our principal executive offices, 1625 Broadway, Suite 250, Denver, Colorado, 80202, during normal business hours.

        In addition, we are subject to the filing requirements prescribed by the securities legislation of certain Canadian provinces. You are invited to read and copy any reports, statements or other information that we file with the Canadian provincial securities commissions, which are electronically available from the Canadian System for Electronic Document Analysis and Retrieval at http://www.sedar.com, which is commonly known by the acronym "SEDAR," the Canadian equivalent of the SEC's EDGAR system.

        Information about us is also available at our website at http://www.kodiakog.com. However, the information on our website is not, and should not be considered, a part of this prospectus and is not incorporated by reference into this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supercede information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act but prior to the termination of any offering of securities made by this prospectus:

  •
  Our annual report on Form 10-K for the year ended December 31, 2007;

  •
  Our quarterly report on Form 10-Q for the quarter ended March 31, 2008;

  •
  Our current reports on Form 8-K filed on January 9, 2008, March 19, 2008, March 27, 2008, April 4, 2008, May 7, 2008, May 28, 2008 and July 11, 2008;

  •
  The description of our common stock contained on Form 8-A that was filed with the SEC on June 20, 2006; and

  •
  All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated.

        Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Kodiak Oil & Gas Corp., Attn: Lynn A. Peterson, 1625 Broadway, Suite 250, Denver, Colorado 80202, telephone number (303) 592-8075. See the section of this prospectus entitled "Where You Can Find More Information" for information concerning how to read and obtain copies of materials that we file with the SEC at the SEC's Public Reference Room.

        Any statement incorporated or deemed to be incorporated by reference shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, contained in this prospectus, constitute forward-looking statements. In some cases you can identify forward-looking statements by terms such as "may," "intend," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "anticipate," "plans," "predict," "project," "potential," or the negative of these terms, and similar expressions intended to identify forward-looking statements.

        Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. Investors should not place undue reliance on our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading "Risk Factors" and the following:

  •
  our future financial and operating performance;

  •
  our business strategy;

  •
  the risks of the oil and natural gas industry, such as operational risks in exploring for, developing and producing oil and natural gas;

  •
  market demand;

  •
  drilling of wells;

  •
  risks and uncertainties involving geology of oil and natural gas deposits;

  •
  the uncertainty of reserves estimates and reserves life;

  •
  the uncertainty of estimates and projections relating to production, costs and expenses;

  •
  potential delays or changes in plans with respect to exploration or development projects or capital expenditures;

  •
  our dependence on key personnel;

  •
  fluctuations in oil and natural gas prices, foreign currency exchange rates and interest rates;

  •
  health, safety and environmental risks;

  •
  uncertainties as to the availability and cost of financing;

  •
  unforeseen liabilities arising from litigation; and

  •
  the possibility that government policies or laws may change or governmental approvals may be delayed or withheld.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,					Three Months Ended March 31,
	2003	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges(1)	$—	—	—	—	—	$—

(1)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include income before income taxes and fixed charges. "Fixed charges" include interest, whether expensed or capitalized. Earnings for the years ended December 31, 2003, 2004, 2005, 2006 and 2007 were insufficient to cover fixed charges by $257,751, $1,034,425, $1,960,390, $2,728,923, and $37,997,591, respectively. Earnings for the three months ended March 31, 2008 were insufficient to cover fixed charges by $2,558,543.

USE OF PROCEEDS

        We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for general corporate purposes. General corporate purposes may include:

  •
  providing working capital;

  •
  funding capital expenditures; or

  •
  financing the acquisition of oil and gas properties.

        We will set forth in the applicable prospectus supplement our intended use for the net proceeds from the sale of any securities. Pending application, we may temporarily invest the net proceeds that we receive from those sales or use the net proceeds to repay short-term debt.

DESCRIPTION OF COMMON STOCK

General

        We are authorized to issue an unlimited number of shares of common stock. As of July 11, 2008 there were 88,060,431 shares of our common stock issued and outstanding. Our common stock is traded on the American Stock Exchange under the symbol "KOG."

        Holders of our common stock are entitled to receive any dividends that may from time to time be declared by our board of directors. See "Risk Factors—Risks Relating to Our Common Stock—We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future." Holders of the common stock are entitled to one vote per share on all matters brought to a vote of the shareholders. Because holders of the common stock do not have cumulative voting rights, the holders of a majority of the common stock represented at a meeting can select all of the directors. At least 5% of the outstanding shares entitled to vote at a general or special meeting of our shareholders must be present in person or by proxy to satisfy the quorum requirement under our governing articles.

        Holders of our common stock have no preemptive rights to subscribe for any additional securities that we may issue. There are no redemption provisions or sinking fund provisions for the common stock, nor is the common stock subject to calls or assessments by us. All shares of our common stock outstanding on the date of this prospectus have been legally issued and are fully paid and nonassessable. Upon any liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all our creditors.

        The Transfer Agent and Registrar for the common stock is Computershare Investor Services Inc.

DESCRIPTION OF DEBT SECURITIES

        We will issue our debt securities under an indenture among us, as issuer, the Trustee and any Subsidiary Guarantors. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. We, the Trustee and any Subsidiary Guarantors may enter into supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions. The identity of the Trustee, and any Subsidiary Guarantors, will be set forth in a prospectus supplement that we will issue related to this prospectus that will describe the specific terms of any series of debt securities that we may issue that are covered by this prospectus.

        This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the forms of senior indenture and subordinated indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "Indenture" refer to the particular Indenture under which we may issue a series of debt securities. All references in this description to "we," "our" or "us" are to Kodiak Oil & Gas Corp. and not to any of its subsidiaries.

The Debt Securities

        Any series of debt securities that we issue:

  •
  will be our general obligations;

  •
  will be general obligations of any Subsidiary Guarantors, if any, that guarantee that series; and

  •
  may be subordinated to our senior indebtedness, with any guarantees also being subordinated to any senior indebtedness.

        The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

        We will prepare a prospectus supplement and either an indenture supplement or a resolution of our board of directors and accompanying officers' certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the date or dates on which the debt securities may be issued;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

  •
  the dates on which the principal and premium, if any, of the debt securities will be payable;

  •
  the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

  •
  any optional redemption provisions;

  •
  any conversion or exchange provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  whether the debt securities are entitled to the benefits of any guarantees by any Subsidiary Guarantors;

  •
  whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

  •
  any changes to or additional Events of Default or covenants;

  •
  the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

  •
  any other terms of the debt securities.

        This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

        The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

  •
  debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

  •
  debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

  •
  debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

  •
  variable rate debt securities that are exchangeable for fixed rate debt securities.

        At our option, we may make interest payments by check mailed to the registered holders of any debt securities not in global form or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

        Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

        Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

The Subsidiary Guarantees

        Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by one or more Subsidiary Guarantors. If a series of debt securities is so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will identify any Subsidiary Guarantors and will describe the terms of any guarantee by any Subsidiary Guarantors.

        The obligations of each Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

  •
  all other contingent and fixed liabilities of the Subsidiary Guarantor; and

  •
  any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

        The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

  •
  automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect equity interests in the Subsidiary Guarantor;

  •
  automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

  •
  upon our delivery of a written notice to the Trustee of the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money (or a guarantee of such debt), except for any series of debt securities, other than a release resulting from a payment of such guarantees.

        If a series of debt securities is guaranteed by any Subsidiary Guarantors and is designated as subordinate to our senior indebtedness, then the guarantees by the Subsidiary Guarantors will be subordinated to the senior indebtedness of the Subsidiary Guarantors to substantially the same extent as the series is subordinated to our senior indebtedness. See "Description of Debt Securities—Subordination."

Covenants

        The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:

        So long as any debt securities are outstanding, we will:

  •
  for as long as we are required to file information with the SEC pursuant the Exchange Act, file with the Trustee, within 30 days after we file with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

  •
  if we are not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 30 days after we would have been required to file with the SEC, financial statements and a Management's Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

        A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

        Each of the following events will be an "Event of Default" under the Indenture with respect to a series of debt securities:

  •
  default in any payment of interest on any debt securities of that series when due that continues for 30 days;

  •
  default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

  •
  default in the payment of any sinking fund payment on any debt securities of that series when due;

  •
  failure by us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, by a Subsidiary Guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

  •
  certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, of the Subsidiary Guarantors; or

  •
  if the series of debt securities is guaranteed by the Subsidiary Guarantors:

  –
  any of the guarantees by the Subsidiary Guarantors ceases to be in full force and effect, except as otherwise provided in the Indenture;

  –
  any of the guarantees by the Subsidiary Guarantors is declared null and void in a judicial proceeding; or

  –
  any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

        If an Event of Default, other than an Event of Default with respect to us described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

        A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by any Subsidiary Guarantors, the Subsidiary Guarantors, of the default and such default is not cured (or waived) within 60 days after receipt of notice.

        If an Event of Default with respect to us described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

        The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

  •
  rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

  •
  all existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium, if any, or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

        If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium, if any, or interest when due, unless:

  •
  such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

  •
  holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

  •
  such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

  •
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

  •
  the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

  •
  conflicts with law;

  •
  is inconsistent with any provision of the Indenture;

  •
  the Trustee determines is unduly prejudicial to the rights of any other holder; or

  •
  would involve the Trustee in personal liability.

        Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we and any Subsidiary Guarantors are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we and any Subsidiary Guarantors have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

        If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

        We may amend the Indenture without the consent of any holder of debt securities to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

  •
  provide for the assumption by a successor of our obligations under the Indenture;

  •
  add Subsidiary Guarantors with respect to any series of the debt securities;

  •
  change or eliminate any restriction on the payment of principal of, or premium, if any, on any series of subordinated debt securities;

  •
  secure any series of the debt securities or any related guarantee;

  •
  add covenants for the benefit of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantor;

  •
  make any change that does not adversely affect the rights under the Indenture of any holder;

  •
  add or appoint a successor or separate Trustee;

  •
  comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

  •
  establish the form or terms of any new series of debt securities.

        In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

  •
  reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

  •
  reduce the rate of or extend the time for payment of interest on any debt securities;

  •
  reduce the principal of or extend the stated maturity of any debt securities;

  •
  reduce any premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

  •
  make any debt securities payable in other than U.S. dollars;

  •
  impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder's debt securities on or after the applicable due date;

  •
  impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's debt securities;

  •
  release any security that has been granted in respect of the debt securities, other than in accordance with the Indenture;

  •
  make any change in the amendment provisions which require each holder's consent;

  •
  make any change in the waiver provisions; or

  •
  release a Subsidiary Guarantor other than as provided in the Indenture or modify such Subsidiary Guarantor's guarantee in any manner adverse to the holders.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture requiring the consent of the holders of any series of debt securities becomes effective, we are required to mail to all holders a notice briefly describing the amendment with respect to other holders. The failure to give, or any defect in, such notice to any holder, however, will not impair or affect the validity of the amendment with respect to other holders.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

  •
  compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

  •
  any past default under the Indenture, subject to certain rights of the Trustee under the Indenture; except that such majority of holders may not waive a default:

  –
  in the payment of principal, premium, if any, or interest; or

  –
  in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance

        At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the Indenture, which we call a "legal defeasance." If we decide to make a legal defeasance, however, we may not terminate certain of our obligations, including those:

  •
  relating to the defeasance trust;

  •
  to register the transfer or exchange of the debt securities of that series;

  •
  to replace mutilated, destroyed, lost or stolen debt securities of that series; or

  •
  to maintain a registrar and paying agent in respect of the debt securities of that series.

        If we exercise either our legal defeasance option or our covenant defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.

        At any time we may also effect a "covenant defeasance," which means we have elected to terminate our obligations under:

  •
  covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

  •
  the bankruptcy provisions with respect to the Subsidiary Guarantors, if any; and

  •
  the guarantee provision described under "Events of Default" above with respect to that series of debt securities.

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to a Subsidiary Guarantor, if any) or sixth bullet points under "—Events of Default" above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

        In order to exercise either defeasance option, we must:

  •
  irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or final maturity, as the case may be;

  •
  comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

  •
  deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Subordination

        Debt securities of a series may be subordinated to our "Senior Indebtedness," which we define generally to include any obligation created or assumed by us (or, if the series is guaranteed, the Subsidiary Guarantors) for the repayment of borrowed money and any guarantee therefor, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantors), or to other obligations which are pari passu with or subordinated to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantors). Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of any Subsidiary Guarantor that is designated as "Senior Indebtedness" with respect to the series.

        The holders of Senior Indebtedness of ours or, if applicable, of a Subsidiary Guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium, if any, or interest with respect to the subordinated debt securities upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors' assets, to creditors:

  •
  upon a liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors; or

  •
  in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors.

        Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive capital stock in us and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

        If we do not pay any principal, premium, if any, or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

  •
  make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

  •
  make any deposit for the purpose of defeasance of the subordinated debt securities; or

  •
  repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, and until,

  •
  the default has been cured or waived and any declaration of acceleration has been rescinded;

  •
  the Senior Indebtedness has been paid in full in cash; or

  •
  we and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."

        Generally, "Designated Senior Indebtedness" will include:

  •
  any specified issue of Senior Indebtedness of at least $50 million; and

  •
  any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

        During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

        The Payment Blockage Period may be terminated before its expiration:

  •
  by written notice from the person or persons who gave the Blockage Notice;

  •
  by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

  •
  if the default giving rise to the Payment Blockage Period is no longer continuing.

        Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

        Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

        After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

        As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

        We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or "DTC," will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with or on behalf of DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

        DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

        DTC advises us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the United States Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

        DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

        DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        We will wire principal, premium, if any, and interest payments due on the global securities to DTC's nominee. We, any Subsidiary Guarantors, the Trustee and any paying agent will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, any Subsidiary Guarantors, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

        Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee, any Subsidiary Guarantors or us.

        Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and, in either event, a successor depositary is not appointed by us within 90 days; or

  •
  an Event of Default occurs and DTC notifies the Trustee of its decision to require that all of the debt securities of a series be represented by certificated securities.

The Trustee

        We may appoint a separate trustee for any series of debt securities. We use the term "Trustee" to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Governing Law

        The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

        We may sell the securities covered by this prospectus to one or more underwriters for public offering and sale by them, and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in jurisdictions where we are authorized to do so. We may distribute the securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale or at prices related to the prevailing market prices; or

  •
  at negotiated prices.

        We may also, from time to time, authorize dealers acting as our agents to offer and sell securities on the terms and conditions set forth in the applicable prospectus supplement. We or the purchasers of securities, for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions, in connection with the sale of securities. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis, and a dealer will purchase securities as a principal for resale at varying prices to be determined by the dealer.

        We will describe any compensation we pay to underwriters or agents in connection with the offering of securities in the applicable prospectus supplement as well as any discounts, concessions or commissions allowed by underwriters to participating dealers. The dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses. We may grant underwriters who participate in the distribution of our securities under this prospectus an option to purchase additional securities to cover any over-allotments in connection with the distribution.

        The securities we offer under this prospectus may or may not be listed on a national securities exchange. To facilitate the offering of our securities, certain participants in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by participants in the offering of more securities than we sold to them. In these circumstances, these participants would cover their over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, participants in the offering may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids in which selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above prices that might otherwise prevail in the open market. These transactions may be discontinued at any time.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and they may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in these sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement relating to this prospectus. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. The financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        To the extent required pursuant to Rule 424(b) of the Securities Act, or other applicable rule, we will file a prospectus supplement to describe the terms of any offering of our securities covered by this prospectus. The prospectus supplement will disclose:

  •
  the terms of the offer;

  •
  the names of any underwriters, including any managing underwriters, as well as any dealers or agents;

  •
  the purchase price of the securities from us;

  •
  the net proceeds to us from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions or other items constituting underwriters' compensation and any commissions paid to agents;

  •
  any initial public offering price; and

  •
  other facts material to the transaction.

        We will bear substantially all of the costs, expenses and fees in connection with the registration of our securities under this prospectus. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

LEGAL MATTERS

        The validity of the debt securities offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP, and the shares of common stock offered by this prospectus will be passed upon for us by Miller Thomson LLP, Vancouver, British Columbia. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel.

EXPERTS

        The consolidated financial statements incorporated by reference in this prospectus and registration statement have been audited by Hein & Associates LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report incorporated by reference herein, and are incorporated by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

        Information incorporated by reference into this prospectus regarding our proved reserve estimates as of December 31, 2007 were audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers and our proved reserve estimates as of December 31, 2006 were prepared by Netherland, Sewell & Associates, Inc. Information incorporated by reference into this prospectus regarding our proved reserve estimates as of December 31, 2005, were prepared by Sproule U.S. Limited (formerly Sproule Associates, Inc.), independent petroleum engineers.

INTERESTS OF NAMED EXPERTS AND COUNSEL

        Certain partners of Miller Thomson LLP own 121,250 common shares in the capital of the Company.

12,000,000 Shares

Common Stock

PROSPECTUS

KeyBanc Capital Markets

Thomas Weisel Partners LLC

October 27, 2009